Exhibit 10.17

SAVAGE RIVER, INC.
May 11, 2017
Mark Nelson
Dear Mark:
As you know, Savage River, Inc. (the "Company") previously granted you the following stock options pursuant to the Company's 2011 Equity Incentive Plan (the "Plan"): (i) the stock option to purchase 603,965 shares of the Company's Common Stock granted on December 1, 2015 (the "First Option"), (ii) the stock option to purchase 218,003 shares of the Company's Common Stock granted on February 4, 2016 (the "Second Option"), (iii) the stock option to purchase 228,347 shares of the Company's Common Stock granted on July 20, 2016 (the "Third Option"), and (iv) the stock option to purchase 105,032 shares of the Company's Common Stock granted on July 20, 2016 (the "Fourth Option" and, together with the First Option, the Second Option and the Third Option, the "Options").
We are writing you now to offer you the opportunity to amend your Options to provide that your March 10, 2017 termination of employment from the Company will not be considered a termination of your "Continuous Service" (as defined in the Plan), and you will be considered to have remained a service provider to the Company from and after March 10, 2017 through the date you return as an employee of the Company (the "Option Amendments"). Please note, to the extent that any of the shares subject to the Options are incentive stock option shares, they will automatically become non-statutory stock option shares upon the effectiveness of the Option Amendments.
We are also writing to clarify and confirm the vesting terms applicable to the Options. Specifically, the Options shall vest, and become exercisable, as set forth below.

Option	Vesting Commencement Date
First Option	December 1, 2015
Second Option	December 1, 2015
Third Option	February 4, 2016
Fourth Option	July 20, 2016
Each Option shall vest and become exercisable as follows: 1/4th of the total number of shares subject to the Option shall vest and become exercisable on the one year anniversary of the Vesting Commencement Date and 1/48th of the total number of shares subject to the Option shall vest and become exercisable each month thereafter, for so long as you remain a service provider to the Company.
Notwithstanding the foregoing, if your employment is terminated by the Company without Cause (as defined in the Plan) or if you resign for Good Reason (as defined below), in each case, upon the consummation of, or within 12 months following, a Corporate Transaction (as defined in the Plan), then 50% of the then unvested shares subject to each Option will immediately vest and become exercisable upon the date of such termination or resignation. As used herein, "Good Reason" will mean your resignation due to the occurrence of any of the following conditions which occurs without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (1) a reduction of your then current base salary by 10% or more unless such reduction is part of a generalized salary reduction affecting similarly situated employees; (2) a change in your position with the Company that materially reduces your duties, level of authority or responsibility; or (3) the Company conditions your continued service with the Company on your being transferred to a site of employment that would increase your one-way commute by more than 35 miles from your then principal residence. In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within 60 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition and not be required to provide for the vesting acceleration described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such 30 day period, you may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of the 30-day cure period.
The Option Amendments are subject to your consent. Please indicate your consent to the Option Amendments and the vesting terms applicable to the Options described herein by signing this letter in the space provided below and returning a copy to me on or before May 30, 2017. If you do not indicate your consent to the Option Amendments and the vesting terms applicable to the Options described herein on or before May 30, 2017, the Option Amendments will not be effective and your Options will be subject to the terms and conditions that currently apply to the Options, including the expiration provisions applicable thereto.
The Notice of Stock Option Grant and Stock Option Agreement evidencing each Option (together, the "Option Agreements") will be deemed amended if and when you consent to the Option Amendments. To the extent not expressly amended by the Option Amendments, your Option Agreements will remain in full force and effect.
By signing below, you acknowledge and agree that (i) the Company has not provided you with any financial, legal or tax advice related to the Option Amendments or this letter agreement, (ii) the Company has advised you to consult with your own professional advisor regarding the financial, legal and tax consequences of executing this letter agreement and the transactions contemplated herein, and (iii) the Company will not be held liable for any applicable costs, taxes, or penalties associated with such transactions.
This letter agreement, and all acts and transactions pursuant hereto, and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Further, this letter agreement, together with the Option Agreements (to the extent not amended by the Option Amendments) and the Plan, represent the entire agreement between you and the Company and supersede any and all prior or contemporaneous contracts, arrangements or understandings between you and the Company with respect to the Options.

Please keep a copy of this letter agreement for your records.

Very truly yours,

SAVAGE RIVER, INC.

/s/ Ethan Brown
Ethan Brown, Chief Executive Officer

Agreed and Accepted

/s/ Mark Nelson
Mark Nelson

Dated:	May 11, 2017